Exhibit 10.1
SEPARATION AGREEMENT
          This Mutual Separation Agreement (“Agreement”) is entered into between AMICAS, Inc., (the “Company”), and Peter McClennen (“Employee”).
W I T N E S S E T H:
          WHEREAS, Employee is employed by the Company;
          WHEREAS, Employee’s employment by the Company will be terminated on December 31, 2007 (the “Termination Date”);
          WHEREAS, in recognition of Employee’s executive position with the Company and Employee’s knowledge and experience concerning the Company’s Business and its confidential information and trade secrets, Employee has agreed to provide Company with other protections as set forth herein;
          WHEREAS, the Company and Employee desire to settle fully and finally all claims Employee may have against the Company and all claims Company may have against the Employee; and
          WHEREAS, except as expressly provided herein, the Company and Employee intend that this agreement supersede and replaces any and all other agreements entered into between the Company and Employee;
          WHEREAS, the Company and Executive desire to affect a smooth transition between now December 31, 2007;
          NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.	Transition Period

Employee agrees that Employee’s duties and obligations as president and chief operating officer of the Company are modified and that Employee will retain the title of president and chief operating officer through December 31, 2007, provided, however, that during such period Employee conducts himself in a professional manner, does nothing to impair the Company’s reputation or business interests, and discharges his responsibilities to the Company as assigned or required by law. Employee is relieved of daily operational responsibilities and will act as advisor to the chairman and chief executive officer. These services will be performed at the direction of the chairman and chief executive officer and will be performed off-premises

2.	Severance

A. Company shall pay to the Employee as severance pay Employee’s current monthly base salary of $25,000, in accordance with the Company’s normal payroll procedures, for the remainder of Employee’s Term, which ends December 31, 2007, and an additional twelve (12) months through December 31, 2008; and

B. Company shall pay the COBRA insurance premiums for medical and dental insurance for the Employee and the Employee’s family for the remainder of Employee’s Term, which ends December 31/2007, and an additional twelve (12) months through December 31, 2008, provided that Employee elects and remains eligible for such coverage. All COBRA premiums after December 31, 2008 shall be paid solely by the Employee; and

C. if Company achieves the targeted goals for the fiscal year set forth in Exhibit 1 of Employee’s amended employment agreement only, then Employee shall receive the benefits provided therein, if any, including a bonus and the vesting of any performance based stock options all as described in Exhibit 1 (as adjusted May, 2007 to incorporated acquisition of VSF). Company shall pay Employee the bonus at the time bonuses are paid to other executives, but not later than the next January 31st following the Employee’s last day of employment. The rights to exercise any vested performance based stock options shall terminate on the ninety (90) day anniversary following the date Employee is notified by Company that the targeted goals were met;

3.	General Release and Covenant Not to Sue by Employee.
          In consideration of the undertakings, transactions and consideration recited in this Agreement, Employee, for himself and his heirs, successors and assigns, and personal representatives, hereby releases, discharges, and covenants not to sue the Company, its predecessors, successors, parents, subsidiaries, affiliates, divisions, assigns, employees as of the Termination Date and/or the Effective Date, officers, directors, shareholders, representatives, attorneys, and agents (collectively referred to herein as “Releasees”), collectively, separately, and severally, from or for any and all state, local or federal claims, causes of action, liabilities, and judgments of every type and description whatsoever, known and unknown (including, but not limited to, claims arising under the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Americans with Disabilities Act; the Securities Act of 1933; and the Securities Exchange Act of 1934) which Employee, Employee’s heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against Releasees as of the date hereof related to, or for any reason arising from, his employment with the Company or his separation from employment. It is agreed that the foregoing shall not release any claim that the Employee may have against the Company arising as a result of the ownership of any stock, stock option or other equity or debt interest in the Company provided, however, Employee shall not breach any term of the Non Compete and Non Disclosure Agreement in exercising his right(s) to any such claim.
          In consideration of the undertakings, transactions and consideration recited in this Agreement, the Company, for itself and its successors and assigns, hereby unconditionally and irrevocably remises, releases and forever discharges the Employee, the Employees heirs and administrators, or any of them, of and from any and all suits, claims, demands, interest, costs (including attorneys’ fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts, of any nature whatsoever related to Employee’s employment and/or separation from employment, which the Company now has, owns or holds, or at any time heretofore ever had, owned or held, or could have owned or held, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date of execution of this Agreement; provided, however, that nothing in this Agreement shall prevent the Company from bringing any claims against Employeearising from or related to any intentional misconduct engaged in by Employeeas an employee, officer or member of the Board of Directors, including, but not limited to, claims for theft or fraud.

4.	Release of Claims under the Age Discrimination in Employment Act of 1967, as Amended.
          Employee hereby knowingly and voluntarily releases, discharges and covenants not to sue Releasees, collectively, separately and severally, from or for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which Employee, Employee’s heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against Releasees. Notwithstanding any other provision or section of this Agreement, Employee does not hereby waive any rights or claims under the ADEA that may arise after the date on which Employee signs the Agreement.
          Employee hereby acknowledges and represents that (a) Employee has been given a period of at least twenty-one (21) days to consider the terms of this Agreement, (b) the Company has advised Employee in writing to consult with an attorney prior to executing this Agreement, and (c) Employee has received valuable and good consideration to which Employee is otherwise not entitled in exchange for Employee’s execution of this Agreement.
          Employee and the Company hereby acknowledge this Agreement shall not become effective or enforceable until the eighth (8th) day after it is executed by Employee (“Effective Date”) and that Employee may revoke this Agreement at any time before the Effective Date.
          In the event Employee chooses to exercise Employee’s option to revoke this Agreement, Employee shall notify the Company in writing to the Company’s designated agent for this purpose, and return to the Company all monies paid pursuant to this Agreement, no later than 5:00 p.m. of the last day of the revocation period. Such notice shall be delivered to the Company by registered or certified mail, return receipt requested and addressed as follows:

Vice President, Human Resources
AMICAS, Inc.
20 Guest St.
Boston, MA 02135

4.	Claims for Attorneys’ Fees, Costs and Expenses
          Employee understands and agrees that the aforesaid payments to Employee include and encompass therein any and all claims with respect to attorneys’ fees, costs, and expenses for or by any and all attorneys who have represented Employee or with whom Employee has consulted or who have done anything in connection with the subject matter of this Agreement or any and all claims released herein.

5.	Indemnification for Loss of Consortium
          Employee covenants and agrees that if there is any claim for loss of consortium against Releasees, or any other similar claim, arising out of or related to Employee’s relationship or transactions with the Company (including not limited to Employee’s employment or separation of employment with the Company), Employee agrees to indemnify and hold the Company harmless from any liability, including costs and expenses (as well as reasonable attorneys’ fees) incurred by the Company as a result of any such claim.

6.	Agreement to Cooperate
          Employee further covenants and agrees that Employee shall cooperate, including attendance at depositions, arbitrations and trials, with the Company in any pending or future matters involving any litigation, investigation, or other dispute, in which Employee, by virtue of Employee’s prior employment with the Company, has relevant knowledge or information. The Company agrees to promptly reimburse the Employee for any reasonable out of pocket costs and expenses incurred and to pay the Employee a reasonable per diem compensation.

7.	Confidentiality of Agreement.
          A.      As of the Termination Date and henceforth, except as otherwise specifically provided in Section 7.B. of this Agreement and except as otherwise required by law, rule or regulation, both parties agree and covenant that they have maintained and will continue to maintain the confidentiality of, and not to disclose, reveal, publish, disseminate, or discuss, directly or indirectly, to or with any other person or entity the terms of this Agreement (including whether or not any amount was paid, the amount paid, or opinion(s) or information each party may have with respect to this Agreement).
          B.      The following disclosures, which are specific exceptions to Section 7.A. above, are permitted in the following limited circumstances:
                    (i)      Employee may make such disclosures as are reasonably necessary for tax reporting purposes;
                    (ii)     Employee may disclose the terms and amount paid under this Agreement as reasonably necessary to obtain legal, tax, or accounting advice or services; Employee is permitted to disclose the terms of this Agreement to the extent required in any legal proceeding involving the enforcement of this Agreement, but, as to any other legal proceedings, Employee is permitted to disclose the terms of this Agreement only to the extent (1) specifically requested and consented to in writing by an officer or other authorized representative of the Company, or (2) compelled pursuant to a subpoena or court order, provided, however, that, if reasonably possible, before disclosing this Agreement pursuant to a subpoena or court order, Employee will provide notice to the Company that Employee has been served with such subpoena or court order, including by providing the Company with a copy thereof, and will not disclose this Agreement before the Company has had the opportunity to object to such disclosure within the time allowed by law or otherwise to act to protect such information from disclosure. Nothing in this provision shall be construed to require Employee to disobey any court order or lawful process.

8.	Non-Disparagement.
          Except as otherwise required by law, both parties agree and covenant that they shall not make any statement, written or verbal, in any forum or media, or take any action in disparagement of the other party to the general public, current or prospective employers of the Employee, and/or the Company’s employees, customers, suppliers, and/or business partners.

9.	Return of Company Property.

On or before the Termination Date or as promptly thereafter as reasonable practicable, Employee shall deliver to the Company (a) all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, voice or data recordings, or computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Employee’s services for the Company, the business of the Company, or containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by Employee or furnished to Employee by virtue of Employee’s employment with the Company, and (b) all computers, credit cards, telephones, office equipment, software, and other property the Company furnished to Employee by virtue of Employee’s employment with the Company.

10.	Attorneys’ Fees, Costs and Expenses.
          If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11.	Applicable Law.
          This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Massachusetts without reference to the choice of law principles thereof.

12.	Modification; Severability.
          If fulfillment of any provision of this Agreement shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced or modified to the limit of such validity; and if any clause or provision contained herein operates or would operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be held ineffective as though not herein contained, and the remainder this Agreement shall remain in full force and effect.

13.	Understanding.
          Employee herewith covenants and agrees that Employee has read and fully understands the contents and the effect of this Agreement. Employee warrants and agrees that Employee has had a reasonable opportunity and has been advised in writing to seek the advice of an attorney as to such content and effect. Employee accepts each and all of the terms, provisions, and conditions of this Agreement, and does so voluntarily and with full knowledge and understanding of the contents, nature, and effect of this Agreement.

14.	Entire Agreement; Miscellaneous.
          Except for sections 1D, 1E, 3A(ii), 3B, 3C, 3F, 3H, 4, 5 and 7 of the Employee’s Employment Agreement and the Non Compete and Non Disclosure Agreement (Exhibit 2 to the Employee’s Employment Agreement) which terms therein shall govern and prevail over the terms of this Agreement and which shall survive the execution of this Agreement, Employee and the Company acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained in this Agreement, and that this Agreement supersedes all other prior agreements (except as described above), proposals, negotiations, conversations, discussions and course of dealing between the parties with respect to the subject matter hereof. Section headings are for convenience of reference only and are not intended to create substantive rights or obligations. This Agreement may be executed in counterparts, each of which shall be deemed an original, and together shall constitute one and the same Agreement.

/s/ Peter McClennen	October 25, 2007

Peter McClennen	Date

AMICAS, Inc.

/s/ Stephen Kahane, M.D., M.S.	October 25, 2007

Dr. Stephen Kahane, Chairman and CEO	Date